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                                                                         JACKSON
                                                 NATIONAL LIFE INSURANCE COMPANY

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                   [7%] GUARANTEED MINIMUM WITHDRAWAL BENEFIT
                        WITH [5] YEAR STEP-UP ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE OF THE CONTRACT, UNLESS ANOTHER EFFECTIVE DATE FOR THIS ENDORSEMENT IS SHOWN BELOW. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

PLEASE NOTE: THIS ENDORSEMENT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED.

THE CONTRACT IS AMENDED AS FOLLOWS:

1) The following language is added to the CONTRACT DATA PAGE of the Contract:

"Please note that due to Your selection of the Guaranteed Minimum Withdrawal Benefit, You cannot make any allocations to the Indexed Fixed Option, if applicable to Your Contract.


GUARANTEED MINIMUM WITHDRAWAL         On a calendar  quarter basis, the charge equals [0.1250]% of
BENEFIT (GMWB) CHARGE:                the Guaranteed Withdrawal Balance (GWB) and is deducted from the Contract Value (i) at the end of each calendar  quarter;
                                      and (ii) upon  termination  of the GMWB.  Upon step-up,  the
                                      Company  reserves  the right to  increase  the GMWB  Charge, subject to a maximum GMWB Charge,  on a quarterly  basis, of
                                      [0.1875]%.

                                      The GMWB Charge will be discontinued upon the earlier of the termination  of  this  benefit  or the  date  on  which  the
                                      Contract Value equals zero."

2) The following language is added to the DEFINITIONS section of the Contract:

"CONTRACT ANNIVERSARY. Each one year anniversary of the Issue Date.

CONTRACT YEAR. The twelve-month period immediately following the Issue Date or any Contract Anniversary.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount the Owner is allowed to withdraw each Contract Year, subject to the exception stated in this endorsement, for the guarantee to remain fully effective.

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GUARANTEED WITHDRAWAL BALANCE (GWB). The guaranteed amount available for future periodic partial withdrawals.

REQUIRED MINIMUM DISTRIBUTION (RMD). For certain qualified contracts, the Required Minimum Distribution is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract only."

3) The following language is added to the WITHDRAWAL PROVISIONS of the Contract:

"GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The GMWB allows the Owner to make periodic partial withdrawals, prior to the Income Date that, in total, equal the Guaranteed Withdrawal Balance (GWB) at election or most recent step-up regardless of the performance of the Investment Divisions/Portfolios or level of the Contract Value. The guarantee is fully effective if periodic partial withdrawals taken within any one Contract Year do not exceed the greater of the Guaranteed Annual Withdrawal Amount (GAWA) or the Required Minimum Distribution
(RMD). The Owner may "step-up" the GWB to the current Contract Value subject to the Guaranteed Withdrawal Balance Step-Up provisions. Withdrawals under the GMWB are non-cumulative; therefore, guaranteed withdrawals available but not taken during any given Contract Year cannot be taken as a guaranteed withdrawal in a subsequent Contract Year.

The withdrawals made under this endorsement are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract or other endorsements attached to the Contract.

For purposes of this endorsement, partial withdrawals are considered to be the entire amount withdrawn from the Contract, including any applicable charges and adjustments for such withdrawals. The total amount received under the guarantee may be less than the GWB at election or step-up due to the application of these charges and adjustments.

A partial withdrawal in excess of the Withdrawal Value (if applicable) will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the RMD. A partial withdrawal in excess of the Contract Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the RMD. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply.

ASSESSMENT OF GMWB CHARGE. The GMWB Charge is as specified above. This charge will be deducted at the end of each calendar quarter on a pro rata basis from the Separate Account Contract Value and the Fixed or Guaranteed Account Contract Value (as applicable). GMWB Charges applied to the Separate Account Contract Value result in a redemption of Accumulation Units. The GMWB Charge will not affect the value of the Accumulation Units. The first GMWB Charge will be assessed on a pro rata basis from the effective date of the endorsement to the end of the first calendar quarter after the effective date of the endorsement. Upon termination of the GMWB, a pro rata GMWB Charge will be assessed against Your Contract Value for the period since the last quarterly GMWB Charge.

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GUARANTEED WITHDRAWAL BALANCE.

On the effective date of this endorsement, the GWB is determined as follows and is subject to a maximum of [$5,000,000.00]:

1. If elected as of the Issue Date of the Contract, the GWB equals the initial Premium, net of any applicable premium taxes.

2. If elected after the Issue Date of the Contract, the GWB equals the Contract Value on the effective date of this endorsement, less any applicable Recapture Charges.

With each subsequent Premium received after this endorsement is effective, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to the maximum shown above.

With each partial withdrawal, the GWB is reduced. If You choose to withdraw an amount during any Contract Year that exceeds the greater of the GAWA or the RMD, the guarantee provided by this endorsement may be reduced to an amount less than the GWB at election or step-up.

Partial withdrawals will affect the GWB as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the GWB is equal to the greater of:

     a.   the GWB prior to the partial  withdrawal less the partial  withdrawal;
          or

     b.   zero.

2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the GWB is equal to the lesser of:

     a. the Contract Value after the partial withdrawal less any applicable Recapture Charges; or

     b. the greater of the GWB prior to the partial withdrawal less the partial withdrawal, or zero.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT.

On the effective date of this endorsement, the Guaranteed Annual Withdrawal Amount is equal to [7%] of the GWB.

With each subsequent Premium received after the effective date of this endorsement, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus [7%] of the subsequent Premium payment (net of any applicable premium taxes) or [7%] of the increase on the GWB, if less.

Partial withdrawals will affect the GAWA as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the GAWA is the lesser of:

     a.   the GAWA prior to the partial withdrawal; or

     b.   the GWB after the partial withdrawal.

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2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the GAWA is the lesser of:

     a.   the GAWA prior to the partial withdrawal; or

     b.   the GWB after the partial withdrawal; or

     c. [7%] of the Contract Value after the partial withdrawal less any applicable Recapture Charges.

CONTRACT VALUE REDUCES TO ZERO. If the Contract Value is reduced to zero, all other rights under the Contract cease (except the right to change the Beneficiary), no subsequent Premium payments will be accepted, and all other endorsements are terminated without value.

The Owner will receive annual payments of the GAWA until the GWB, if any, is depleted. The last payment will not exceed the remaining GWB at the time of payment.

Subject to the Company's approval, the Owner may elect to receive payments more frequently than annually. However, the sum of the payments made during the year may not exceed the annual payment amount described above.

With each payment the GWB is reduced by the amount of the payment until the GWB is depleted.

Upon the death of the Owner or the death of any Joint Owner, the Beneficiary will receive the scheduled payments until the remaining GWB, if any, is depleted. No other death benefit or Earnings Protection Benefit will apply.

GUARANTEED WITHDRAWAL BALANCE STEP-UP. On or after the [5th] Contract Anniversary following the effective date of this endorsement, the Owner may elect to step-up the GWB. A subsequent step-up may be elected any time after [5] years from the prior step-up. Upon election of step-up, the Company reserves the right to prospectively increase the GMWB Charge, subject to the maximum GMWB Charge indicated in this endorsement.

At the time of step-up:

1.   The GWB equals the Contract Value, subject to a maximum of [$5,000,000.00].

2.   The GAWA is the greater of:

     a.   [7%] of the new GWB; or

     b.   the GAWA prior to the step-up."

4) The following language is added to the DEATH BENEFIT PROVISIONS of the
Contract:

"Upon the death of the Owner or the death of any Joint Owner while the Contract is still in force and before the Income Date, the GMWB terminates without value.

Upon continuation of the Contract by a spousal Beneficiary, the GMWB will remain in force and may not be subsequently terminated independently from the Contract to which it is attached. With the exception of election of a step-up, no adjustments will be made to the GWB or the GAWA at the time of such continuation. The spouse may elect to step-up to the Contract Value (including any applicable adjustments) on the Continuation Date. Subsequent step-ups are subject to all of the restrictions in the Guaranteed Withdrawal Balance Step-Up provision."

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5) The following language is added to the INCOME PROVISIONS of the Contract:

"In addition to the Income Options available under the Contract, the following Income Option may be elected by the Owner under this endorsement:

FIXED PAYOUT INCOME OPTION. The Owner is entitled to receive payments in a fixed dollar amount for a stated number of years. The actual number of years that payments will be made is determined on the calculation date by dividing the GWB by the GAWA. The total annual amount payable under this option will equal the GAWA, but will not exceed the current GWB. This amount will be paid over the determined number of years in the frequency (not less than annually) that the Owner elects. If, at the death of the Owner, payments have been made for less than the stated number of years, the remaining payments will be made to the Beneficiary. This option may not be available on certain Qualified Plans."

TERMINATION OF THE GMWB. The GMWB will terminate and all benefits under this endorsement will cease on the earlier of:

1.   the date the Owner elects to receive income payments under the Contract;

2.   the date of a full surrender;

3. the first date upon which both the Contract Value and the GWB are equal to zero; and

4. the date upon which the Contract terminates because the Owner or any Joint Owner dies, unless continued by the spouse.

Endorsement effective date (if different from Issue Date of the Contract):
____________________

                                        SIGNED FOR THE
                                        JACKSON NATIONAL LIFE INSURANCE COMPANY

                                        CLARK P. MANNING, JR.

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER



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